Exhibit 5.1

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March 4, 2024
Arcutis Biotherapeutics, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
Re:     Registration Statement on Form S-3 (No. 333-276794)
To the addressee set forth above:
We have acted as special counsel to Arcutis Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 18,157,895 shares of common stock, $0.0001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2024 (Registration No. 333-276794) (as amended, the “Registration Statement”) and were offered pursuant to a base prospectus dated February 8, 2024 (the “Base Prospectus”) and a prospectus supplement dated February 28, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares were sold pursuant to an underwriting agreement dated February 28, 2024 among the Company and Morgan Stanley & Co. LLC, Cowen and Company, LLC and Guggenheim Securities, LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

March 4, 2024 Page 1
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares were duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and were issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares were duly authorized by all necessary corporate action of the Company, and the Shares were validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company complied with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 4, 2024 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP